As filed with the Securities and Exchange Commission on July 1, 1994

                                              Registration No. 33-_______

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                             _______________

                                Form S-8
                         REGISTRATION STATEMENT
                                  Under
                       THE SECURITIES ACT OF 1933
                             _______________


                          PACIFIC TELECOM, INC.
         (Exact name of registrant as specified in its charter)

                             _______________

                WASHINGTON                       91-0644974
       (State or other jurisdiction             (IRS Employer
     of incorporation or organization)       Identification No.)

               805 Broadway
               P.O. Box 9901
     Vancouver, Washington 98668-9901               97232
           (Address of Principal                 (Zip Code)
            Executive Offices)

                             _______________

                          Pacific Telecom, Inc.
                        Long-Term Incentive Plan
                            1994 Restatement
                          (Full title of plan)

                             Donn T. Wonnell
                 Vice President and Corporate Secretary
                          Pacific Telecom, Inc.
                              805 Broadway
                    Vancouver, Washington 98668-9901
                 (Name and address of agent for service)

             Telephone number, including area code, of agent
                      for service:  (206) 696-0983

                                Copy to:

                           John M. Schweitzer
                     Stoel Rives Boley Jones & Grey
                      700 NE Multnomah, Suite 1600
                         Portland, Oregon 97232

                      CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------
                                      Proposed      Proposed
                                       Maximum       Maximum      Amount
                         Amount       Offering      Aggregate       of
 Title of Securities      to Be       Price Per     Offering   Registration
  to Be Registered     Registered     Share(1)      Price(1)        Fee
- ---------------------------------------------------------------------------
   Common Stock(2)  187,812 Shares     $21.875   $4,108,387.50
   Common Stock(3)   12,188 Shares     $21.875   $  266,612.50
                                                 $4,375,000.00   $1,508.63
                                                  ============    ========
- ---------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee is based on $21.875, which was the average of the high and low prices of the Common Stock on June 29, 1994, as reported in The Wall Street Journal for NASDAQ National Market System securities.

(2) These are shares to be granted to officers of the Company pursuant to the Pacific Telecom, Inc. Long-Term Incentive Plan 1994 Restatement.

(3) These shares represent 12,188 unregistered shares previously granted to executive officers of the Company and one of its subsidiaries. These unregistered shares are included in this Registration Statement pursuant to General Instruction C of Form S-8. A separate prospectus prepared in accordance with the requirements of Form S-3 for use in connection with the offer and sale of these shares is included in the Registration Statement.

- -------------------------------------------------------------------------

PROSPECTUS

                     PACIFIC TELECOM, INC.

                 12,188 Shares of Common Stock


          The Common Stock of Pacific Telecom, Inc. ("the Company") offered hereby (the "Shares") may be sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the offering.

          The Shares may be offered or sold from time to time by the Selling Shareholders at market prices then prevailing, in negotiated transactions or otherwise. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. See "PLAN OF DISTRIBUTION."

          The Common Stock of the Company is traded over-the-counter in the NASDAQ National Market System. On June 29,
1994, the closing price for the Common Stock as reported in The
Wall Street Journal was $21.75 per share.

                        _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        _______________

          No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

                        _______________

          Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein.
                        _______________

          The date of this Prospectus is June 30, 1994.

                         THE COMPANY

          Pacific Telecom, Inc. (the "Company"), a Washington corporation organized in 1955, is headquartered in Vancouver, Washington. The Company's common stock is traded on the NASDAQ National Market System under the symbol PTCM. The Company, through its subsidiaries, provides local telephone service and access to the long distance network in Alaska, seven other western states and three midwestern states, provides intrastate and interstate long distance communication services in Alaska, provides cellular mobile telephone services, and is engaged in sales of capacity in and operation of an undersea fiber optic cable between the United States and Japan. The address of the principal executive offices of the Company is 805 Broadway, PO Box 9901, Vancouver, Washington 98668-9901. The Company's telephone number is (206) 696-0983.

                     AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information concerning the Company may be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, 13th Floor, New York, New York 10007; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604.

          This Prospectus does not contain all the information set forth in the Registration Statement on Form S-8 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement"), which the Company has filed with the Commission under the Securities Act of 1933 (the "Securities Act"). Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the Registration Statement.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Commission are incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (as amended by Form 10-K/A dated June 14, 1994)

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994;

          3.   The Company's Current Report on Form 8-K dated
               May 24, 1994;

          4. The description of the Common Stock contained in the Company's registration under Section 12 of the Exchange Act, including any amendment or report updating such description.

          All documents filed by the Company pursuant to
Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"; provided, however, that all documents filed by the Company pursuant to Section 13 or 14 of the Exchange Act in each year during which the offering made by this Prospectus is in effect prior to the filing with the SEC of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K).

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to Brian M. Wirkkala, Vice President and Treasurer, 805 Broadway, P.O. Box 9901, Vancouver, Washington 98668-9901, telephone number (206) 696-0983. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

          No person has been authorized to give any information or to make any representation not contained in this Prospectus or in any Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby or thereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

          Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the date of this Prospectus.

                     SELLING SHAREHOLDERS

          The Selling Shareholders are all current executive officers of the Company or its subsidiaries who acquired the Shares offered hereby pursuant to the 1994 Restatement of the Company's Long-Term Incentive Plan (the "Restated Plan"). The following table sets forth certain information provided to the Company by the Selling Shareholders.

                          Shares of Common
                         Stock beneficially      Common Stock
Name of Selling             owned as of         offered by this
  Shareholder              June 9, 1994(1)        Prospectus
- ---------------          ------------------     -------------
Charles E. Robinson,          69,649                 3,563
Chairman, President and
Chief Executive Officer

James H. Huesgen,             21,902                 2,250
Executive Vice President
and Chief Financial
Officer

Donn T. Wonnell, Vice          6,210                 1,800
President and Corporate
Secretary

Brian M. Wirkkala, Vice       20,964                   750
President and Treasurer

Wesley E. Carson, Vice         3,676                   900
President, Human
Resources

Donald A. Bloodworth,          3,871                     900
Vice President, Revenue
Requirements, and Controller

John Ayers, Executive Vice     7,884                   2,025
President and General
Manager of Alascom, Inc.

____________________

(1) Does not include shares of Common Stock allocated to the accounts of participants in the PacifiCorp K Plus Employee
     Savings and Stock Ownership Plan during the period since
     March 31, 1994.

                            EXPERTS

          The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (as amended by Form 10-K/A dated June 14, 1994) have been audited by Deloitte & Touche, independent auditors, as stated in their reports (their report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for other postretirement benefits and income taxes in the year ended December 31, 1993), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                     PLAN OF DISTRIBUTION

          The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, in a market maker capacity or otherwise, and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Selling Shareholders, such brokers or dealers, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

          Upon the Company being notified by a Selling
Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade or any other purchase by a broker or dealer as principal, other than a purchase as a market maker in an ordinary trading transaction, a supplemented prospectus will be filed, if required, pursuant to Rule 424 under the Act, disclosing
(i) the name of such Selling Shareholder and of the participating brokers or dealers, (ii) the number of Shares involved, (iii) the price at which such Shares will be sold,
(iv) the commission paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction.

                           PART II

      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents By Reference.
          ---------------------------------------

          The following documents filed by Pacific Telecom, Inc. (the "Company") with the Securities and Exchange
Commission are incorporated herein by reference:

          (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

          (b)  All other reports filed pursuant to Section
     13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

          (c) The description of the common stock of the Company contained in the Company's registration under
     Section 12 of the Securities Exchange Act of 1934, including any amendment or report updating such description.

          All reports and other documents subsequently filed by the Company pursuant to sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.   Description of Securities.
          -------------------------

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

          Not applicable.

Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

          The Company's Restated Bylaws ("Restated Bylaws"), require the Company to indemnify directors and officers to the fullest extent not prohibited by law. The right to and amount of indemnification will be ultimately subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. It is likely, however, that the Restated Articles would require indemnification at least to the extent that indemnification is authorized by the Washington Business Corporation Act ("WBCA"). The effect of the WBCA is summarized as follows:

          (a) The WBCA permits the Company to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding, other than an action by or in the right of the Company, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

          (b) The WBCA permits the Company to grant a right of indemnification in respect of any proceeding by or in the right of the Company against the reasonable expenses (including attorneys' fees) incurred, if the person concerned acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be granted if such person is adjudged to be liable to the Company unless permitted by a court.

          (c) Under the WBCA, the Company may not indemnify a person in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the prescribed standard of conduct by any one of the following: (i) the Board of Directors, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (ii) if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding, (iii) by special legal counsel selected by the Board of Directors or the committee thereof, as described in (i) and (ii) above, or (iv) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. Authorization of the indemnification and evaluation as to the reasonableness of expenses are to be determined as specified in any one of (i) through (iv) above, except that if the determination of such indemnification's permissibility is made by special counsel then the determination of the reasonableness of such expenses is to be made by those entitled to select special counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

          (d) Under the WBCA, the Company may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes (i) a written affirmation of the director's or officer's good faith belief that he or she has met the prescribed standard of conduct, and (ii) a written undertaking to repay the advance if it is ultimately determined that such person did not meet the standard of conduct.

          The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors, or otherwise.

          The Company has directors' and officers' liability insurance coverage which insures officers and directors of the Company against certain liabilities.

Item 7.   Exemption From Registration Claimed.
          -----------------------------------

          This Registration Statement includes the registration for resale of 12,188 shares of Common Stock previously granted to executive officers of the Company and its subsidiaries under the 1994 Restatement of the Company's Long-Term Incentive Plan ("Restated Plan"). The shares of Common Stock previously granted pursuant to the Restated Plan were issued in reliance on the exemptions provided by Section 4(2) and 4(6) of the Securities Act of 1933. The recipients of the grants were all executive officers of the Company or were otherwise accredited investors under Rule 501(a)(4).

Item 8.   Exhibits.
          --------

          (4)(a) Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3A to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1990, File
                    No. 0-873.

          (4)(b) Bylaws of the Company, as amended and restated effective April 30, 1993. Incorporated by reference to Exhibit 3B to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 0-873.

          (23)      Consent of Deloitte & Touche.

          (24)      Powers of Attorney.

Item 9.   Undertakings.
          ------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
          section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on June 30, 1994.

                         PACIFIC TELECOM, INC.


                         By JAMES H. HUESGEN
                            --------------------------------
                            James H. Huesgen, Executive Vice
                              President and Chief Financial
                                Officer

          Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons on June 30, 1994 in the capacities indicated.

         Signature               Title
         ---------               -----

   *CHARLES E. ROBINSON          Chairman, Chief Executive
- -----------------------------    Officer and Director
    Charles E. Robinson

     JAMES H. HUESGEN            Executive Vice President and
- -----------------------------    Chief Financial Officer
     James H. Huesgen

   *DONALD A. BLOODWORTH         Vice President, Revenue
- -----------------------------    Requirements and Controller
   Donald A. Bloodworth          (Chief Accounting Officer)

    *JOYCE E. GALLEHER           Director
- -----------------------------
     Joyce E. Galleher

     *ROY M. HUHNDORF            Director
- -----------------------------
      Roy M. Huhndorf

    *DONALD L. MELLISH           Director
- -----------------------------
     Donald L. Mellish

     *SIDNEY R. SNYDER           Director
- -----------------------------
      Sidney R. Snyder

    *NANCY WILGENBUSCH           Director
- -----------------------------
     Nancy Wilgenbusch

*By  JAMES H. HUESGEN
    -------------------------
     James H. Huesgen
    (Attorney-in-Fact)

                       EXHIBIT INDEX


                                                     Sequential
Exhibit                                                 Page
Number       Document Description                      Number

(4)(a)       Restated Articles of Incorporation
             of the Company, as amended.
             Incorporated by reference to
             Exhibit 3A, Form 10-Q for the
             quarter ended June 30, 1990, File
             No. 0-873.

(4)(b)       Bylaws of the Company, as amended
             and restated effective April 30,
             1993.  Incorporated by reference to
             Exhibit 3B to the Company's Annual
             Report on Form 10-K for the fiscal
             year ended December 31, 1993, File
             No. 0-873.

(23)         Consent of Deloitte & Touche.

(24)         Powers of Attorney.